Exhibit 4.4

EXHIBIT A

[Face of Note]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY.

RENTECH, INC.

4.00% CONVERTIBLE SENIOR NOTE DUE 2013

No. 1	CUSIP: 760112 AA 0 $50,000,000

RENTECH, INC., a Colorado corporation (hereinafter called the “Company” which term includes any successors under the Indenture (as defined on the reverse side of this Note), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIFTY MILLION Dollars, on April 15, 2013.

Interest Payment Dates:  April 15 and October 15

Record Dates:  April 1 and October 1

Reference is made to the further provisions of this Note on the reverse side, which shall, for all purposes, have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

RENTECH, INC.
a Colorado corporation

By
Name:
Title:

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities described in the Indenture.

Wells Fargo Bank, National Association

By
Authorized Signatory

Dated: April 18, 2006

[Reverse of Note]

4.00% CONVERTIBLE SENIOR NOTE DUE 2013

1.                                       Interest.

This Note shall bear interest at a rate of 4.00% per year on the principal hereof, from April 18, 2006 or from the most recent Interest Payment Date (as defined below) to which payment has been made or duly provided for, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2006 (each an “Interest Payment Date”) to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on April 1 and October 1 (each a “Record Date”) (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date, except with respect to any Notes that are converted pursuant to paragraph 8 below prior to the corresponding Interest Payment Date; provided, however, that interest will be paid on the Maturity Date to a person other than the Holder on the Record Date or, in connection with a redemption at the Company’s option pursuant to paragraph 5 below or repurchase at the option of the Holders pursuant to paragraph 7 below, on the redemption date or repurchase date, as the case may be, if it is after a Record Date but on or before the corresponding Interest Payment Date. In any such case, the accrued and unpaid interest will be paid only to the Holder to whom the principal amount is paid.. The amount of interest payable for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Holders of Notes at 5:00 p.m., New York City time, on a Record Date will receive payment of interest notwithstanding the conversion of such Notes at any time after 5:00 p.m., New York City time, on such Record Date. Notes surrendered for conversion by a Holder during the period from 5:00 p.m., New York City time, on any Record Date to 9:00 a.m., New York City time, on the immediately following Interest Payment Date must be accompanied by payment of an amount in cash equal to the interest that the Holder is to receive on the Notes; provided, however, that no such payment need be made if (A) the Company has specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or that results in conversion prior to such interest payment date, (B) any overdue interest exists at the time of conversion with respect to the Notes being converted, but only to the extent of the amount of such overdue interest, or (C) such Holder surrenders any Notes for conversion after the close of business on the record date relating to the final interest payment date.

2.                                       Method of Payment.

Payment of the principal of (and premium, if any) and any interest on this Note will be paid by check mailed by first-class mail, postage prepaid, to the Holders of record on the applicable Record Date at such address as listed with the Registrar; provided, however, that Holders with Notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds. Notwithstanding the foregoing, so  long as this Note is registered in the name of the Depository (or its nominee), payments of the principal of (including premium, if any) and interest shall be made in immediately available funds to the account of the Depository (or its nominee).

3.                                       Paying Agent, Conversion Agent and Registrar.

Initially, the Trustee, shall act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4.                                       Indenture.

This Note is one of a duly authorized issue of securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of April 18, 2006 (the “Base Indenture”) among the Company, the Guarantors named therein and the Trustee, as supplemented by an Officer’s Certificate, dated as of April 18, 2006 (the “Terms Certificate” and, together with the Base Indenture, the “Indenture”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are to be authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior unsecured obligations of the Company limited to $50,000,000 aggregate principal amount; provided, however, that if, pursuant to the terms of the Underwriting Agreement, dated as of April 11, 2006, between the Company and the Underwriters, the Underwriters exercise their over-allotment option, then the aggregate principal amount of Notes shall be increased to the extent of such exercise, up to a maximum of $57,500,000.

5.                                       Redemption at the Option of the Company.

No sinking fund is provided for the Notes.

At any time prior to April 15, 2011, the Company may redeem any portion of the Notes at a redemption price in cash equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, plus the Coupon Make-Whole Payment described in the Indenture, if in the previous 10 Trading Days ending on the Trading Day before the date of the mailing of the provisional redemption notice the Volume-Weighted Average Price of the Common Stock exceeds 150% of the Conversion Price for at least five consecutive Trading Days.

The Notes also will be redeemable, in whole or in part, at any time on or after April 15, 2011, at the Company’s option, at a redemption price in cash equal to 100.0% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

If the Paying Agent holds cash sufficient to pay the redemption price of the Notes for which a redemption notice has been delivered on the redemption date in accordance with the terms of the Indenture, then, on and after the redemption date, the Notes will cease to be outstanding and interest on such Notes shall cease to accrue, whether or not the Notes are delivered to the Paying Agent. Thereafter, all rights of the Holder shall terminate, other than the right to receive the redemption price upon delivery of the Notes.

6.                                       Notice of Redemption.

The Company shall give at least 20 days’ but not more than 60 days’ notice of redemption by mail to Holders. Notes called for redemption are convertible by the Holder until the close of business on the Business Day immediately preceding the redemption date.

7.                                       Repurchase of Notes at the Option of the Holder Upon a Fundamental Change.

In the event of a Fundamental Change, each Holder will have the right, at its option, to require the Company to repurchase, in whole or in part, such Holder’s Notes in integral multiples of $1,000 principal amount, at a price in cash equal to 100% of the principal amount of such Notes tendered, plus any accrued and unpaid interest to, but not including, the repurchase date. The Company shall repurchase the Notes on a date that is not less than 20 nor more than 45 Business Days after the date the Company mails the Fundamental Change Notice referred to in the Indenture.

If the Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of a Note for which a Fundamental Change Purchase Notice has been delivered and not withdrawn on the Fundamental Change Purchase pursuant to the terms of the Indenture, then, on and after the Fundamental Change Purchase Date, such Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent. Thereafter, all rights of the Holder shall terminate, other than the right to receive the Fundamental Change Purchase Price upon delivery of such Note.

8.                                       Conversion.

A Holder may convert its Notes, in whole or in part, into shares of Common Stock at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, unless the Company has redeemed or purchased such Notes, only if the conditions described in the Indenture have been satisfied. Upon conversion, the Company may choose to deliver, in lieu of Common Stock, cash or a combination of cash and Common Stock, as provided in the Indenture.

The number of shares of Common Stock issuable upon conversion of a Note shall initially be 249.2522 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment in certain events described in the Indenture. A Holder that surrenders Notes for conversion will receive cash in lieu of any fractional share of Common Stock as set forth in the Indenture.

No separate payment or adjustment will be made for accrued and unpaid interest on a converted Note or for dividends or distributions on any Common Stock issued upon conversion of a Note, except as provided in the Indenture.

If a Holder converts its Notes at any time beginning at the opening of business on a Fundamental Change Notice Date and ending at the close of business on the second Trading Day immediately preceding the corresponding Fundamental Change Purchase Date, such Holder shall receive Common Stock, cash or a combination of Common Stock and cash in accordance with the Indenture, plus a Make-Whole Premium, determined in accordance with the Indenture.

9.                                       Events of Default.

If any Event of Default other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company or its Significant Subsidiaries occurs and is continuing, the principal of all the Notes may, subject to the terms of the Indenture, be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company or its Significant Subsidiaries, the principal of all the Notes shall, subject to the terms of the Indenture, become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder with the effect provided in the Indenture.

10.                                 Amendments and Waivers.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes and (ii) certain Defaults may be waived with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes.

The Company and the Trustee may amend or supplement the Indenture or waive any provision of it without the consent of any Holders of Notes to: (a) cure any ambiguity, defect, omission, mistake or inconsistency; (b) provide for uncertificated Notes in addition to or in place of certificated Notes; (c) provide for the assumption of the Company’s obligations to Holders in the case of a share exchange, merger or consolidation or sale of all or substantially all of the Company’s assets; (d) make any change that would provide any additional rights or benefits to Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder; (e) add a Guarantor; (f) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA; (g) secure the Notes; (h) comply with the rules of any applicable securities depositary, including the Depository; (i) conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” set forth in the Company’s Prospectus Supplement, dated April 11, 2006, relating to the Notes, to the extent that the text of the Indenture or the Notes was intended to be a recitation of the text of such “Description of the Notes”; or (j) provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture.

11.                                 Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

12.                                 Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

13.                                 Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

14.                                 Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.                                 Calculations in Respect of Securities.

The Company will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Trading Prices of the Notes and Closing Sale Price of the Common Stock, any accrued interest payable on the Notes, and the Conversion Rate of the Notes. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Note. The Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of the Notes upon the request of such Holder.

16.                                 No Recourse Against Others.

A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Notes.

17.                                 Authentication.

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

18.                                 Abbreviations.

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Rentech, Inc.
1331 17th Street, Suite 720
Denver, Colorado  80202
Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (We) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*NOTICE:  The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:  (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Note into shares of Common Stock of the Company, check the box ☐.  To convert only part of this Note, state the principal amount at maturity to be converted                                                                 (which must be $1,000 or an integral multiple
of $1,000):

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*                 The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs:  (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.